AT JOHNSON OUTDOORS:

Cynthia Georgeson
(262) 631-6600
cgeorges@johnsonoutdoors.com

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 20, 2004

Johnson Outdoors Receives Non-Binding Proposal
Board Appoints Special Committee, No Changes Anticipated

Racine, Wisconsin, February 20, 2004 – Johnson Outdoors Inc. (Nasdaq: JOUT) today announced it has received a nonbinding proposal to acquire outstanding shares of the company for a cash price of $18.00 per share. The proposal from Samuel C. Johnson (majority shareholder and director of Johnson Outdoors) and Helen Johnson-Leipold (Chairman and Chief Executive Officer, Johnson Outdoors) pertains to all shares of the Company not already owned by them or any member of their family or entities controlled by them.

According to the proposal, the intent is to return full ownership in Johnson Outdoors to the Johnson family, and for all other holders of outstanding common stock to receive cash for their shares, through a negotiated merger transaction. The proposal also states that Ms. Johnson–Leipold and Mr. Johnson have no interest in selling their shares and will not support an alternative transaction. The proposal further states that no changes are anticipated in the current business as a result of the proposed transaction.

In response to the proposal, the Board of Directors of Johnson Outdoors Inc. has appointed a special committee of independent directors to evaluate the proposal on behalf of the Company.  The special committee has the authority to retain its own independent financial and legal advisors.

The annual meeting of Johnson Outdoors’ shareholders is scheduled to be held on February 25, 2004.  The Company will convene the meeting, but intends to adjourn, without conducting any business, to a date to be announced early next week. The Company will mail supplementary proxy materials to shareholders next week.

Johnson Outdoors cautions its shareholders, and others considering trading in its securities, as follows:  the proposal is preliminary and nonbinding; the Board of Directors has just received the proposal and the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee in respect of the company’s response, if any, to the proposal, and shareholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in a timely and orderly manner to consider the proposal and its implications in accordance with applicable state and federal laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed.

About Johnson Outdoors Inc.

Nasdaq: JOUT

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean(tm) Kayak, Necky(tm) and Dimension® kayaks; Minn Kota® motors; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka!® tents. The company has 24 locations around the world, employs 1,400 people and reported annual sales of $315.9 million in 2003.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.